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                                                                   EXHIBIT 10.3


                           JERRY'S FAMOUS DELI, INC.
                       12711 Ventura Boulevard, Suite 400
                         Studio City, California  91604

                                October 31, 1996


Mr. Kenneth J. Abdalla
Waterton Management, L.L.C.
10000 Santa Monica Boulevard, 5th Floor
Los Angeles, California  90067


Dear Ken:

         This letter will confirm our understanding with respect to the purchase by Waterton Management, L.L.C., or any of its designees ("Waterton"), of Series A Preferred Shares convertible into shares of Common Stock of Jerry's Famous Deli, Inc. (the "Company"). The Company has previously agreed with Waterton that, upon the completion of the Nasdaq waiver and Hart-Scott-Rodino process the Company will issue a new class of Series B Preferred Shares with the same terms as the Series A except that the Series B will have voting rights equal to 109 shares of Common Stock for each preferred share. Waterton will have the right to convert all Series A Preferred Shares into Series B Preferred Shares.

         You have advised us that there are certain concerns about problems under Section 16 (b) of the Securities Act of 1933, as amended (the "Act") in the circumstance where the Series B Preferred Shares would convert into common stock at a percentage discount to the market with the price being between $3 and $6 per share, as adjusted for stock splits and similar events pursuant to the Certificate of Determination (the "Price Range"). We have agreed upon the following solution in consideration of Waterton exercising on the next tranche of $6,000,000 by November 5, 1996 and the next tranche of $7,000,000 within 30 days thereafter, in both cases conditioned upon completion of mutually satisfactory documentation substantially the same as used in respect of the first $6,000,000 investment. If, in the reasonable opinion of your counsel, the conversion of Series B Preferred Shares as it applies within the Price Range would result in a deemed purchase of Common Stock on the conversion date at a price less than the current market value of the Common Stock at the time of conversion under Section 16(b) (or successor provisions) of the Securities Act of 1933, as amended (the "Act"), the Company will in good faith proceed to take all reasonable actions to obtain all necessary approvals for the Company to agree as follows. Notwithstanding the terms of the Certificate of Determination of Rights and Preferences of Series B Preferred Shares, if the market value of Common Stock on the automatic conversion date of the Series B Preferred Shares is within the Price Range, in lieu of a like dollar amount of stock at the full market price used to calculate the conversion, the Company will pay Waterton, if Waterton so requests, in cash an amount equal to 17% of the market value of the Common Stock otherwise issuable upon such conversion, which cash payment may be made up to 90 days from the





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Mr. Kenneth J. Abdalla
October 31, 996
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conversion date, and, to the extent so delayed, will be paid with interest at a
10% annualized rate based upon a 365 day year.

         Please confirm your understanding of and agreement to the above terms by signing below and returning a signed copy of this letter to me.



                                  Sincerely yours,

                                  /s/ Isaac Starkman

                                  Isaac Starkman
                                  President
                                  Jerry's Famous Deli, Inc.


Agreed and Accepted:

Waterton Management, L.L.C.


By: /s/ Kenneth J. Abdalla
    Kenneth J. Abdalla
    Managing Member
Date: 11/7/96